UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2005

PEDIATRIC SERVICES OF AMERICA, INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	0-23946	58-1873345
(State of Incorporation) Identification No.)	(Commission File No.)	(I.R.S. Employer

310 Technology Parkway, Norcross, Georgia		30092-2929
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 441-1580

Not applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 22, 2005, the Company announced that, following an exhaustive internal investigation, it has determined that a former branch office manager at the Company’s St. Petersburg, Florida nursing facility had falsely documented staffed nursing hours. The Company concluded that, as a result, billings were erroneously submitted to the Florida Medicaid Program and a small number of commercial payors for services purportedly provided to a limited number of patients in the Company’s care.

The Company was alerted to the erroneous billings when the parents of a home nursing patient informed the Company that they had received statements for services provided by nurses whose names the parents did not recognize. The Company immediately initiated an internal investigation and notified the affected payors, including Medicaid. Further, the branch office manager was terminated immediately following the investigation.

The Company has begun to process repayments to the affected commercial payors. Additionally, we expect to enter into a settlement with Florida Medicaid, which represents the majority of the submitted claims, in order to resolve this matter with the agency.

The Company is also in the process of transferring the patient whose parents alerted it to this matter. The Company has determined this course of action to be in all parties’ mutual best interest due to the Company’s lack of available nursing staff for this specific patient. The Company is assisting the patient in locating a suitable provider for continuation of care.

In relation to this matter, the Company recorded an expense in the fourth quarter of fiscal year 2005, which was not material to its financial results, and anticipates that this amount should be sufficient for resolution of this matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDIATRIC SERVICES OF AMERICA, INC. (Registrant)

Date: December 22, 2005	By:	/s/ James M. McNeill
James M. McNeill Senior Vice President, Chief Financial Officer, Secretary and Treasurer